Sullivan & Worcester LLP	T 202 775 1200
1666 K Street, NW	F 202 293 2275
Washington, DC 20006	www.sandw.com

February 15, 2011

Met Investors Series Trust

5 Park Plaza

Suite 1900

Irvine, California 92614

Gentlemen:

We have acted as counsel for Met Investors Series Trust (the “Trust”) in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust (the “Shares”) which are currently classified as fifty-six series (each a “Portfolio” and together, the “Portfolios”). We have participated in the preparation of Post-Effective Amendment No. 37 to the Trust’s Registration Statement (the “Registration Statement”) on Form N-1A relating to the Shares of the AllianceBernstein Global Dynamic Allocation, AQR Global Risk Balanced, BlackRock Global Tactical Strategies, Pyramis® Government Income, Met/Franklin Low Duration Total Return and MetLife Balanced Plus Portfolios of the Trust to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”), on or about February 15, 2011.

In so acting, we have participated in the preparation of the Agreement and Declaration of Trust of the Trust, dated July 27, 2000 (the “Declaration of Trust”). We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinions set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

This letter expresses our opinion as to the provisions of the Trust’s Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other federal or state securities laws or other federal laws.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.	The Trust is validly existing as a Trust with transferable shares under the laws of the State of Delaware.

Met Investors Series Trust

February 15, 2011

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

3.	The Shares, when issued in accordance with the Trust’s Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

With respect to the opinion expressed in paragraph 3 above, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the trustees have the power to cause any shareholder, or any shareholder of a particular Portfolio, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares with respect to the outstanding amount of such charges due from such shareholder.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP